Exhibit 16.1

June 3, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated June 3, 2024, of Accelerate Diagnostics, Inc. and are in agreement with the statements contained in the last sentence of the first paragraph insofar as it relates to the date of notification of our dismissal and paragraphs 2, 3, 4 and 5 on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP